Exhibit 99.1

Business Plan, Successes and Future Outlook Detailed by PainCare Executives in Lunch Presentation to Investment Professionals

New Cash Infusions from Strategic Institutional Investors to Accelerate Growth Through Acquisition

ORLANDO, Fla., June 30 /PRNewswire-FirstCall/ — PainCare Holdings, Inc. (Amex: PRZ) today announced that senior officers detailed the Company’s business plan, corporate objectives, prevailing successes and future financial expectations for investment professionals in attendance at a luncheon hosted by the Company yesterday at the American Stock Exchange.

Randy Lubinsky, PainCare’s CEO, and Mark Szporka, CFO, reiterated the Company’s business model, which provides for the acquisition of well- established, profitable medical practices operating in one or more of “three pillars” — pain management, minimally invasive spine surgery and orthopedic rehabilitation — that can demonstrate operating margins of at least 25-35%. Once acquired, PainCare then introduces missing pillars to the practice’s service offerings with a goal of enhancing revenue generated from existing patients and increasing operating income margins by 25-50% within the first two years. “With nearly every acquisition we’ve completed to date,” said Szporka, “we’ve demonstrated the ability to achieve these goals and deliver desired results.”

PainCare illustrated this success by detailing the historical growth of several individual acquisitions:

•	Advanced Orthopedics, acquired by PainCare on January 1, 2001, has realized an annual growth rate of 51%, evidenced by operating income increasing from $800,000 (pre-acquisition) to $868,061 in year one; $1,132,783 in year two; and $1,209,772 in year three.

•	When Rothbart Pain Management was acquired by PainCare on December 1, 2000, the practice was producing operating income of $245,000. Year one operating income rose to $269,433; year two was $280,430; and year three was $310,546 — reflecting a 27% growth rate.

•	Pain & Rehabilitation Network has achieved a 45% growth rate since being acquired on December 5, 2002. Year one operating income increased to $600,148 from $600,000 (pre-acquisition), followed by year two operating income of $867,600.

•	Medical Rehabilitation Specialists generated $1,100,000 in operating income prior to being acquired by PainCare on April 17, 2003. Year one operating income increased to $1,115,478 and year two increased to $1,440,000 — a 31% growth rate.

•	Associated Physicans Group was generating annual operating income of approximately $1,000,000 prior to being acquired on August 8, 2003. After the first year, the practice generated $1,720,045 in operating income and improved that in year two by achieving operating income of $1,800,000 — a growth rate of 80%.

“Collectively, the acquisitions we’ve carefully targeted and acquired have contributed significantly to the dynamic growth experienced by PainCare. With three consecutive years of top and bottom line growth behind us, we are squarely on track to deliver the fourth consecutive year in 2004 and hope to once again duplicate that growth in 2005,” stated Lubinsky.

Management noted that guidance for the current year remains at $36 million in revenue, $16 million in operating income and $9 million in net income, or $0.30 per basic earnings per share, as previously announced.

“PainCare continues to identify and pursue discussions with numerous attractive acquisition candidates and have several primed and ready to move toward final negotiation. To ensure that we have ample cash resources available to execute in this regard, we have won the ongoing financial support of our strategic investing partners — Laurus Funds and MidSummer Capital. Both of these groups have agreed to make additional cash infusions into PainCare within the next five business days. With the backing of these valued institutional investors, PainCare can perpetuate the growth momentum we’ve built and position the Company for our next exciting phase of progression,” concluded Lubinsky.

A copy of the full PowerPoint presentation used at the luncheon may be found by visiting http://www.paincareholdingsinc.com and will remain accessible for viewing for a period of 90 days.

About PainCare Holdings, Inc.

Founded in Orlando, Florida in 2000, PainCare specializes in the cost- effective delivery of high-tech pain relief through Minimally Invasive Surgery, Pain Management technologies and Orthopedic Rehabilitation. The Company has established and is aggressively expanding a highly specialized network of orthopedic rehabilitation, spine surgery and pain management centers across North America to serve the pain care market. PainCare has built a professional healthcare organization comprised of many internationally renowned pain management physicians, neuro- and orthopedic surgeons, and physiatrists with centers found in Florida, Colorado, North Dakota, Texas, Louisiana, Missouri, Georgia, Michigan and Canada.

PainCare also offers turnkey, on-site, rehab and electro diagnostic programs directly to independent physician practices, group practices and medical institutions under a revenue-sharing arrangement. MedX-Direct provides the most advanced testing, strengthening and rehabilitation utilizing state-of-the-art MedX equipment installed on-site at each physician practice. EDX-Direct program physicians are supplied with all equipment, technical training and support necessary to introduce electro diagnostic medicine studies into their respective practice offerings.

For more information on PainCare, please visit the Company web site at http://www.paincareholdings.com.

This press release may contain forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs, as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated, including the following: insufficient capital to expand business; market acceptance of new products and services; management’s ability to effectively launch new products in a timely and cost-efficient manner; governmental regulation and legal uncertainties; ability to manage growth and to respond to rapid technological change; competitive pressures; costs or difficulties related to the integration of businesses, if any, acquired or that may be acquired, may be greater than expected; operating costs or customer loss and business disruption following future mergers and acquisitions may be greater than expected; general economic or business conditions; and any changes in the securities market. For a detailed description of these and other cautionary factors that may affect PainCare’s future results, please refer to PainCare’s filings with the Securities Exchange Commission, especially in the “Factors Affecting Operating Results and Market Price of Securities” included in the Company’s most recent filings filed with the Securities Exchange Commission.

FOR MORE INFORMATION, PLEASE CONTACT

Stephanie Noiseux, Elite Financial Communications Group, LLC

407-585-1080 or via email at steph@efcg.net

SOURCE PainCare Holdings, Inc.